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                                                                      EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 13, 2002


Dear Sir/Madam:

     We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 13, 2002, of TradeStation Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


cc:  Mr. David H. Fleischman
     Chief Financial Officer, Vice President of Finance and Treasurer